News Release

AGL Resources reports third quarter 2013 earnings and raises 2013 EPS expectations

•	Third quarter 2013 diluted GAAP EPS of $0.24 versus third quarter 2012 diluted GAAP EPS of $0.08 and third quarter 2012 adjusted EPS of $0.09, which excludes Nicor merger-related expenses

•	First nine-months 2013 diluted GAAP EPS of $1.96 versus first nine-months 2012 diluted GAAP EPS of $1.48 and first nine-months 2012 adjusted EPS of $1.56, which excludes Nicor merger-related expenses

•	Expect full-year 2013 diluted EPS to be $2.75-$2.85, up from prior guidance of $2.50-$2.70

•	Expect full-year 2013 diluted EPS guidance, excluding wholesale services, to be $2.55-$2.65, up from prior guidance of $2.40-$2.50

•	Revised Nicor Gas depreciation rate of 3.07% approved by Illinois Commerce Commission

ATLANTA, October 30, 2013 -- AGL Resources Inc. (NYSE: GAS) today reported third quarter 2013 net income attributable to AGL Resources Inc. of $28 million, or $0.24 per basic and diluted share, compared to net income of $9 million and diluted EPS of $0.08 in the third quarter of 2012. Earnings before interest and taxes (EBIT) for third quarter of 2013 were $89 million, compared to $60 million in the prior year period.

For the first nine months of 2013, net income attributable to AGL Resources Inc. was $231 million, or $1.96 per basic and diluted share. EBIT for the first nine months of 2013 was $522 million.

	Third quarter 2013			Nine months 2013
Diluted EPS	3Q13	3Q12	Variance	YTD-13	YTD-12	Variance
GAAP (1)	$0.24	$0.08	$0.16	$1.96	$1.48	$0.48
Adjusted to exclude 2012 merger-related costs (2)	$0.24	$0.09	$0.15	$1.96	$1.56	$0.40
Adjusted to exclude wholesale services (1)	$0.24	$0.21	$0.03	$1.85	$1.63	$0.22
(1)	Sale of Compass Energy generated diluted EPS of $0.04 for the nine months ended September 30, 2013.
(2)	A reconciliation of these non-GAAP measures to GAAP financial measures can be found at the end of this release.

“We continued to demonstrate solid performance through the third quarter of the year. Building on an excellent first half, we reported year-over-year gains in nearly all of our business segments through September,” said Andrew W. Evans, executive vice president and chief financial officer of AGL Resources Inc. “Our shared services business model continues to generate enterprise-wide efficiencies, with significant expense savings that help to offset inflationary pressures at our regulated utilities.”

John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources said, “Our 2013 performance through September is exceptionally strong, and we expect to report stronger than forecast earnings for the full year. Our utilities continue to post solid results due to our infrastructure investment programs, modestly colder-than-normal weather in the first half of the year and our ongoing focus on cost control. In addition, last week we received approval of a revised composite depreciation rate in Illinois, which significantly reduces depreciation expense and results in no rate change for consumers.” Somerhalder continued, “As a result of those factors, as well as improvements in our retail and cargo shipping businesses, we are raising our full-year 2013 EPS estimate excluding wholesale services to $2.55-$2.65. On a consolidated basis, we now expect to achieve diluted earnings per share of between $2.75 and $2.85. While we continue to track in line with our targets for the wholesale services segment, consolidated GAAP results can be impacted by mark-to-market accounting related to changes in natural gas prices and storage and transportation spreads in this segment.”

Third Quarter and Nine-Months 2013 EBIT Results by Segment

(in millions)
Operating Segment	3Q13 EBIT	3Q12 EBIT	Variance	9-mos 2013 EBIT	9-mos 2012 EBIT	Variance	% 9-mos 2013 EBIT Contribution (4)
Distribution operations	$86	$80	$6	$413	$374	$39	78%
Retail operations (1)	8	5	3	90	79	11	17
Wholesale services (2)	(2)	(23)	21	24	(13)	37	5
Midstream operations	(1)	1	(2)	1	6	(5)	<1
Cargo shipping	2	(1)	3	3	(1)	4	<1
Corporate (3)	(4)	(2)	(2)	(9)	(19)	10	n/a
Total	$89	$60	$29	$522	$426	$96	100%
(1)	Before minority interest distribution of $11 million and $10 million for nine months 2013 and nine months 2012, respectively.
(2)	9-mos 2013 EBIT includes $11 million EBIT gain on the sale of Compass Energy.
(3)	Includes Nicor merger-related expense of $2 million for 3Q12 and $15 million for nine months 2012.
(4)	% 2013 EBIT contribution excludes Corporate EBIT.

Distribution Operations EBIT Variance Drivers

•	Third quarter 2013 EBIT improved by $6 million compared to same period in the prior year.

o	Operating margin improved $7 million mainly as a result of increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light.

o	Operating margin improved $3 million as a result of higher customer usage and customer growth.

o
Operations and maintenance (O&M) expenses increased $3 million relative to the prior-year period, excluding pass-through expenses, primarily as a result of increased incentive compensation. O&M expenses have otherwise decreased slightly due to an ongoing focus on expense management.

o	Depreciation and amortization was higher by $3 million year-over-year as a result of infrastructure investments.

•	Nine-months 2013 EBIT improved by $39 million compared to the same period in the prior year.

o	Operating margin improved $30 million mainly due to a combination of colder weather and higher usage across the regulated utilities.

o	Operating margin also improved $25 million for nine-months 2013 as a result of increased revenues from regulatory infrastructure programs, primarily at Atlanta Gas Light.

o
Operations and maintenance expenses increased $11 million relative to the prior-year period, excluding pass-through expenses, primarily as a result of increased incentive compensation. Through September 2013, incentive compensation expense was accrued at above-target levels compared to accruals at substantially below-target levels for the same period in 2012. O&M expenses have otherwise decreased slightly year-to-date through September.

o	Depreciation and amortization was higher by $9 million year-over-year as a result of infrastructure investments.

Retail Operations EBIT Variance Drivers

•
Third quarter 2013 EBIT increased by $3 million compared to the same period in the prior year, mainly due to the January 2013 acquisition of retail service contracts. In addition, bad debt expense increased $1 million as a result of higher natural gas prices compared to the prior year.

•	Nine-months 2013 EBIT improved by $11 million compared to the same period in the prior year.

o
Weather in Georgia was 55% colder than first nine months of 2012, contributing to the $13 million weather-related EBIT improvement for the retail segment year-over-year, net of the effect of weather hedges.

o	Retail acquisitions added EBIT of $6 million through September 2013.

o
These improvements were offset by a $12 million decrease associated with higher gas costs from lower commercial optimization opportunities, combined with slightly lower retail price spreads and increased bad debt expense, as noted above.

Wholesale Services EBIT Variance Drivers

•	Third quarter 2013 EBIT improved by $21 million compared to the same period in the prior year.

o
Commercial activity improved by $29 million year-over-year, primarily driven by the recognition of operating margin resulting from cash optimization opportunities in the supply-constrained Northeast corridor and the recognition of operating margin associated with physical withdrawal of gas in storage that had been economically hedged in prior periods.

o
A $15 million hedge loss, net of inventory adjustments, was recorded for the segment in the third quarter of 2013, compared to a $10 million hedge loss, on the same basis, in the third quarter of 2012.

o	Operating expenses increased by $2 million compared to the prior period due to increased incentive compensation expenses, reflecting improved performance.

•	Nine-months 2013 EBIT improved by $37 million compared to the same period in the prior year.

o	Commercial activity improved by $62 million year-over-year, primarily driven by cash optimization activities and the physical withdrawal of gas in storage, as noted above.

o	A $27 million hedge loss, net of inventory adjustments, was recorded for the segment for the first nine months of 2013 compared to an $8 million hedge gain, on the same basis, in the prior period.

o	The sale of Compass Energy contributed EBIT of $11 million for the first nine months of 2013.

o	Operating expenses were flat compared to the prior period, mainly due to increased incentive compensation expenses offset by lower operating expenses.

•	The storage rollout schedule is $23 million as of September 30, 2013, compared to $27 million at December 31, 2012, and $65 million at September 30, 2012.

Midstream Operations EBIT Variance Drivers

•
Third quarter and first nine-months 2013 EBIT declines of $2 million and $5 million, respectively, were mainly driven by higher operating expenses related to new facilities being placed into service in 2012, entry into the LNG market and recontracting at lower rates at Jefferson Island Storage & Hub.

Cargo Shipping EBIT Variance Drivers

•
The EBIT improvements for the first three and nine months of 2013 were driven by 7% and 10% increases, respectively, in twenty-foot-equivalent units (TEUs) shipped and lower depreciation and amortization expenses. Year-to-date, these improvements were offset by lower rates and increased operating and maintenance expenses associated with higher TEUs. Due to the seasonal nature of the business, substantially all of the operating income for the cargo shipping segment is expected in the fourth quarter.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•
Interest expense for the third quarter and nine months of 2013 was $43 million and $135 million, respectively, a decrease of $2 million compared to both the third quarter and nine months of 2012. Amounts for 2013 reflect a $4 million reduction due to a third quarter 2013 correction of interest expense amortization related to prior periods.

•
Income tax expense for the third quarter of 2013 was $18 million, compared to $6 million for the third quarter of 2012, due to higher consolidated earnings for the quarter relative to the prior year. Income tax expense through September 2013 was $145 million, compared to $106 million through September 2012, also due to higher earnings relative to the prior year.

•
Net income attributable to minority interest was immaterial for the third quarter of 2013 and 2012. Net income attributable to minority interest for the first nine months of 2013 was $11 million, compared to $10 million for the first nine months of 2012. This reflects the 15% share of our partner, Piedmont Natural Gas, in SouthStar Energy Services’ net income.

2013 EARNINGS PER SHARE GUIDANCE UPDATE
As a result of stronger than expected performance through September 2013, as well as approval for a reduced composite depreciation rate in Illinois that will be effective August 30, 2013, diluted earnings per share for full year 2013 are now expected to be between $2.75 and $2.85 on a consolidated basis (up from $2.50-$2.70) and between $2.55 and $2.65 excluding wholesale services (up from $2.40-$2.50). The primary factors driving the higher full-year forecast include slightly colder-than-normal weather in the first half of 2013, reduced depreciation expense that will be reflected in the fourth quarter of 2013, continued benefit from effective expense management, the gain on the sale of Compass Energy in the second quarter, the acquisition of additional Illinois retail energy customers in the second quarter, and lower pension and interest expenses. These items are partially offset by increased incentive compensation expense resulting from performance that is expected to be above target for the full year.

These projections assume normal weather for the fourth quarter of 2013 and exclude mark-to-market impacts that could affect our wholesale services results. Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2013 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its third quarter 2013 results on October 30, 2013, at 9 a.m. Eastern Time. The conference call will be webcast and can be accessed via the Investor Relations section of the company's website (www.aglresources.com). Participants also may listen via telephone by dialing 866.515.2909 if calling from the U.S., or 617.399.5123 if dialing from outside of the U.S. (Passcode: 37133506). For participants on the telephone, please place your call 10 minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 83345620).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from John W. Somerhalder II and Andrew W. Evans, statements on when we expect our cargo shipping segment to generate substantially all of its operating income, our performance expectations for the full year and our 2013 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas and on our cargo shipping business; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We undertake no obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, Nicor merger expenses and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes expenses incurred with respect to the Nicor merger and a non-GAAP measure of adjusted EPS that excludes the wholesale services segment. As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. In addition, the company believes that presenting EPS excluding wholesale services provides investors with additional measure of core operating performance excluding the volatility effects resulting from mark-to-market accounting in the wholesale services segment. Details related to these adjustments are included in the management discussion and analysis section of the Annual Report on Form 10-K.

EBIT, operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended September 30,			Nine months ended September 30,
In millions, except per share amounts	2013	2012	Fav/ (Unfav)	2013	2012	Fav/ (Unfav)
Operating revenues (include revenue taxes of $8 and $82 for the three and nine months in 2013 and $8 and $63 for the three and nine months in 2012)	$675	$614	$61	$3,288	$2,704	$584
Operating expenses
Cost of goods sold	229	215	(14)	1,609	1,174	(435)
Operation and maintenance	226	212	(14)	718	675	(43)
Depreciation and amortization	109	104	(5)	325	310	(15)
Taxes other than income taxes	29	27	(2)	144	123	(21)
Nicor merger expenses	-	2	2	-	15	15
Total operating expenses	593	560	(33)	2,796	2,297	(499)
Gain on sale of Compass Energy	-	-	-	11	-	11
Operating income	82	54	28	503	407	96
Other income	7	6	1	19	19	-
Interest expense, net	(43)	(45)	2	(135)	(137)	2
Earnings before income taxes	46	15	31	387	289	98
Income tax expense	18	6	(12)	145	106	(39)
Net income	28	9	19	242	183	59
Less net income attributable to the noncontrolling interest	-	-	-	11	10	(1)
Net income attributable to AGL Resources Inc.	$28	$9	$19	$231	$173	$58

Earnings per common share
Basic	$0.24	$0.08	$0.16	$1.96	$1.48	$0.48
Diluted	$0.24	$0.08	$0.16	$1.96	$1.48	$0.48

Weighted average shares outstanding
Basic	118.2	117.1	(1.1)	117.8	116.9	(0.9)
Diluted	118.5	117.5	(1.0)	118.1	117.3	(0.8)

AGL Resources Inc.
EBIT schedule and reconciliation to Net Income
For the Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2013	2012	Fav / (Unfav)	2013	2012	Fav / (Unfav)
Distributions operations	$86	$80	$6	$413	$374	$39
Retail operations	8	5	3	90	79	11
Wholesale services	(2)	(23)	21	24	(13)	37
Midstream operations	(1)	1	(2)	1	6	(5)
Cargo shipping	2	(1)	3	3	(1)	4
Corporate/other	(4)	(2)	(2)	(9)	(19)	10
Consolidated EBIT	89	60	29	522	426	96
Interest expenses, net	43	45	2	135	137	(2)
Income tax expense	18	6	(12)	145	106	(39)
Net income	28	9	19	242	183	59
Less net income attributable to the noncontrolling interest	-	-	-	11	10	(1)
Net income attributable to AGL Resources Inc.	$28	$9	$19	$231	$173	$58

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

    Adjusted to exclude Nicor merger related costs and wholesale services:
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Basic earnings per share – as reported	$0.24	$0.08	$1.96	$1.48
Transaction costs of Nicor merger (per share)	-	0.01	-	0.08
Basic earnings per share – as adjusted	$0.24	$0.09	$1.96	$1.56
Wholesale services (per share)	-	0.12	(0.11)	0.07
Basic earnings per share – as adjusted	$0.24	$0.21	$1.85	$1.63

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Diluted earnings per share – as reported	$0.24	$0.08	$1.96	$1.48
Transaction costs of Nicor merger (per share)	-	0.01	-	0.08
Diluted earnings per share – as adjusted	$0.24	$0.09	$1.96	$1.56
Wholesale services (per share)	-	0.12	(0.11)	0.07
Diluted earnings per share – as adjusted	$0.24	$0.21	$1.85	$1.63